AGREEMENT

               AGREEMENT made as of the 23rd day of April, 1999 by and between THE DREYFUS CORPORATION ("Dreyfus"), a New York corporation, and LIBERTY LIFE ASSURANCE COMPANY OF BOSTON ("Insurance Company"), a life insurance company organized under the laws of the Commonwealth of Massachusetts.

                                   WITNESSETH:

               WHEREAS, each of the investment companies listed on Schedule A hereto, as such Schedule may be amended from time to time (each, a "Dreyfus Fund" and collectively, the "Dreyfus Funds"), is an investment company registered under the Investment Company Act of 1940, as amended, or a series thereof;

               WHEREAS, Insurance Company, on its own behalf and on behalf of each of the Separate Accounts identified therein (each, a "Separate Account"), has entered into a Fund Participation Agreement (the "Participation Agreement") with each of the Dreyfus Funds and Dreyfus Life and Annuity Index Fund, Inc. ("Dreyfus Stock Index Fund");

               WHEREAS, Dreyfus provides investment advisory and/or administrative services to the Dreyfus Funds; and

               WHEREAS, Dreyfus desires that Insurance Company provide certain administrative services which will benefit each of the Dreyfus Funds, and Insurance Company desires to furnish such services on the terms and conditions hereinafter set forth.

               NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto severally agrees as follows:

               1. Insurance Company agrees to provide to each of the Dreyfus Funds the administrative services specified in Exhibit A hereto (the "Administrative Services").

2. In consideration of the anticipated administrative expense savings resulting to the Dreyfus Funds from Insurance Company's services, Dreyfus agrees to pay Insurance Company at the end of each calendar month a fee (the "Service Fee") which will accrue daily at an annual rate of _ _ _ _ _ _ _ _ basis points
(_._ _%) of the aggregate net asset value of all of the issued and outstanding shares of each Dreyfus Fund held in the subaccounts of the Separate Accounts.

               3. The parties to this Agreement recognize and agree that Dreyfus' payments to Insurance Company relate to administrative services provided to the Dreyfus Funds and do not constitute payment in any manner for administrative services provided by Insurance Company to the Separate Accounts or to Contractholders (as defined in the Participation Agreement), for investment advisory services or for costs of distribution of the Contracts (as defined in the

Participation Agreement) or shares of the Dreyfus Funds, and that these payments are not otherwise related to investment advisory or distribution services or expenses.

               4. Insurance Company agrees to indemnify and hold harmless Dreyfus and its directors, officers, and employees from any and all loss, liability, damage and expense resulting from any gross negligence or willful wrongful act of Insurance Company in performing its services under this Agreement or from a breach of a material provision of this Agreement, except to the extent such loss, liability, damage or expense is the result of Dreyfus' willful misfeasance, bad faith or gross negligence in the performance of its duties.

               Dreyfus agrees to indemnify and hold harmless Insurance Company and its directors, officers, agents and employees from any and all loss, liability, damage and expense resulting from any gross negligence or willful wrongful act of Dreyfus in performing its services under this Agreement or from a breach of a material provision of this Agreement, except to the extent such loss, liability, damage or expense is the result of Insurance Company's willful misfeasance, bad faith or gross negligence in the performance of its duties. Dreyfus also agrees to indemnify and hold harmless Insurance Company and its directors, officers, agents and employees from any and all loss, liability, damage and expense resulting from a Dreyfus Fund's or Dreyfus Stock Index Fund's failure, whether unintentional or in good faith or otherwise, to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), or to comply with the diversification requirements set forth in Section 817(h) of the Code and the rules and regulations thereunder.

               The provisions of this paragraph 4 shall survive and not be affected by any termination of this Agreement to the extent that a Separate Account remains a shareholder of a Dreyfus Fund after the date of such termination.

               5. It is understood and agreed that in performing the services under this Agreement, Insurance Company, acting in its capacity described herein, shall at no time be acting as an agent for Dreyfus or any of the Dreyfus Funds. Insurance Company agrees, and agrees to cause its agents, not to make any representations concerning a Dreyfus Fund except those contained in the Dreyfus Fund's then current prospectus or in current sales literature furnished by the Dreyfus Fund or Dreyfus to Insurance Company.

               6. Either party hereto may terminate this Agreement, without penalty, on 180 days' written notice to the other party; provided, however, that this Agreement will terminate automatically, as to a Dreyfus Fund, upon the termination of the Participation Agreement as to such Dreyfus Fund; provided further, that this Agreement will terminate immediately upon the determination of either party, with the advice of counsel, that the payment of the Service Fee is in conflict with applicable law. Termination of this Agreement under the preceding sentence is subject to payment by Dreyfus, within ten (10) days following the termination date, of all Services Fees remaining unpaid for any completed calendar month and pro-rated Service Fees through the termination date for any partial calendar month.

               7. This Agreement, including the provisions set forth in paragraph 2, may be amended only pursuant to a written instrument signed by the party to be charged. This Agreement may not be assigned by a party hereto, by operation of law or otherwise, without the prior written consent of the other party.

               8. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

               9. This Agreement, including its Exhibit and Schedule, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters.

               IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                  LIBERTY LIFE ASSURANCE COMPANY OF BOSTON


                                  By: /s/ John A. Tymochko
                                      ----------------------------
                                       Authorized Signatory

                                  John Tymochko
                                  --------------------------------
                                  Print or Type Name


                                  THE DREYFUS CORPORATION


                                  By: /s/ Thomas F. Eggers
                                  --------------------------------
                                      Authorized Signatory

                                       Thomas F. Eggers
                                  --------------------------------
                                  Print or Type Name

                                   SCHEDULE A


The Dreyfus Socially Responsible Growth Fund, Inc.
Dreyfus Variable Investment Fund
    Capital Appreciation Portfolio

                                    EXHIBIT A


Maintenance of Books and Records
--------------------------------
        Assist as necessary to maintain book entry records on behalf of the Dreyfus Funds regarding issuance to, transfer within (via net purchaser orders), and redemption by, the Separate Accounts of Dreyfus Fund shares.

        Maintain general ledgers regarding the Separate Accounts' holdings of Dreyfus Fund shares, coordinate and reconcile information, and coordinate maintenance of ledgers by financial institutions and other contract owner service providers.

Communication with the Dreyfus Funds
------------------------------------
        Serve as the designee of the Dreyfus Funds for the receipt of purchase and redemption orders from the Separate Accounts and the transmission of such orders and payment therefor to the Dreyfus Funds.

        Coordinate with the Dreyfus Funds' agents respecting daily valuation of the Dreyfus Funds' shares and the Separate Accounts' units

        Purchase Orders

        -      Determine net amount available for investment in the Dreyfus
               Funds.
        - Deposit receipt at the Dreyfus Funds' custodian(s) (generally by wire transfer).
        - Notify the custodian(s) of the estimated amount required to pay dividends or distributions.

        Redemption Orders

        -      Determine net amount required for redemptions by the Dreyfus
               Funds.

        - Notify the custodian(s) and the Dreyfus Funds of cash required to meet payments.

        Purchase and redeem shares of the Dreyfus Funds on behalf of the Separate Accounts at the then-current price in accordance with the terms of each Dreyfus Fund's then current prospectus.

        Assist in routing and revising sales and marketing materials to incorporate or reflect the comments made on behalf of the Dreyfus Funds. Assist in enforcing procedures adopted by the Dreyfus Funds to reduce, discourage, or eliminate market timing transactions in Dreyfus Fund shares in order to reduce or eliminate adverse effects on the Dreyfus Fund or its shareholders.

Processing Distributions from the Dreyfus Funds
-----------------------------------------------
        Process ordinary dividends and capital gains.

        Reinvest the Dreyfus Funds' distributions.

Reports
-------
        Periodic information reporting to the Dreyfus Funds, including, but not limited to, furnishing registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales or promotional materials and any other SEC filings with respect to the Separate Accounts invested in the Dreyfus Funds, as not otherwise provided for.

        Periodic information reporting about the Dreyfus Funds, including any necessary delivery of the Dreyfus Funds' prospectus and annual and semi-annual reports to contract owners, as not otherwise provided for.

Dreyfus Fund-related Contract Owner Services
--------------------------------------------
        Maintain adequate fidelity bond or similar coverage for all Insurance Company officers, employees, investment advisers and other individuals or entities controlled by the Insurance Company who deal with the money and/or securities of the Dreyfus Funds.

        Provide general information with respect to Dreyfus Fund inquiries (not including information about performance or related to sales).

        Provide information regarding performance of the Dreyfus Funds and the subaccounts of the Separate Accounts.

        Oversee and assist the solicitation, counting and voting or contract owner voting interests in the Dreyfus Funds pursuant to Dreyfus Fund proxy statements.

Other Administrative Support
----------------------------
        Provide other administrative and legal compliance support for the Funds as mutually agreed upon by the Insurance Company and the Dreyfus Funds. Relieve the Dreyfus Funds of other usual or incidental administrative services provided to individual contract owners.